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                                 Exhibit  99.1


                             For Immediate Release
                                 March 1, 2001

                         First Century Bankshares, Inc.
                        Announces Stock Repurchase Plan
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     Bluefield, WV - First Century Bankshares, Inc., Bluefield, West Virginia,
(OTCBB - FCBS) a $374 million bank holding company, announced that on February 20, 2001, its Board of Directors approved a plan to purchase up to 20,000 shares of the company's stock on the open market. The timing, price, and quantity of any such purchases under the plan will be at the discretion of the company, and the plan may be discontinued, suspended or restarted at any time. Management and the Board of Directors believe current market prices represent a good investment opportunity for the company.

     First Century Bankshares, Inc. is a bank holding company that owns First Century Bank, N.A., the only financial institution headquartered in Mercer County, West Virginia, with ten (10) offices and fourteen (14) ATM locations throughout southern West Virginia and southwestern Virginia. First Century Bankshares, Inc. currently has 2,000,000 shares of stock outstanding.